Exhibit 99.2

Q4 FY25 Shareholder Letter

Fellow shareholders, Our fiscal year 2025 (FY2025) was a pivotal year in creating the foundation for multi-year accelerated growth and sustained cash flow through increasing earnings and decreasing capital intensity. We are pleased with our operational performance and the accomplishments of our team towards the strategic goals we set for the year. We met or beat our guidance metrics, achieved record new contracts awards growth, made significant progress on our capital structure, integrated the first ViaSat-3 (VS-3) F1 into our global network demonstrating the expected benefits to user experience and network efficiency, completed critical milestones on our satellite roadmap, earned an inspiring reception to the new multi-orbit NexusWave maritime broadband service, introduced several network optimization innovations delivering substantial efficiency and user experience gains, reached new win-win third-party network agreements, including to reduce latency for all mobility users while also enhancing capital efficiency, and made organizational changes to further improve speed, agility, and greater structural optionality. And we enhanced financial transparency with new reporting segments and accompanying disclosures. We are also bringing major innovations to our unique and valuable spectrum rights to the MSS market segment at L-band, and the new Mobile Satellites Service capabilities they enable for our customers. Working with the MSSA, we are laying the foundation for an open architecture, standards based eco-system for Non-Terrestrial Network (NTN) extensions to the 5G and 6G networks of the future. Existing and emerging 3GPP standards foster interoperability for consumer mobile devices between terrestrial and “a single” individual satellite network. MSSA’s framework builds on these standards, enabling choice, scale, and substantially lower costs by creating an approach to NTN interoperability with, and among, all participating space networks. That approach, as adopted by the space and terrestrial eco-system participants, means mobile phones, autos, drones, and virtually any standards compliant device, can use a much more cost-effective aggregation of coordinated satellite spectrum, globally, versus depending on a single, capricious constellation. Viasat is focused on three major L-band business objectives: 1. Substantially reducing capital and operating costs for MSS/NTN open architecture and standards-based space networks. 2. Supporting, transitioning, and evolving our critical government, maritime and aeronautical safety services users to the enhanced capabilities they will need in the fully connected autonomous, unmanned, AI future by leveraging next generation space assets. 3. Transitioning our nascent global D2D NTN business from the existing NB-IoT emergency and messaging standards to the emerging 5G NR services market as new chips and devices enter and penetrate the market over the next few years. One of our very highest priorities is getting VS-3 F2 and F3 into service, and we have been updating status on our satellite roadmap. For VS-3 F2 the critical path includes corrective actions and testing the reflectors and integrating with the spacecraft. We are still planning to ship VS-3 F2 to the launch site this summer. We have adjusted the in-service date roadmap to better reflect various potential schedule uncertainties post-shipment. The VS-3 F3 schedule critical path goes through antenna subsystem integration – which uses a different manufacturer and design not requiring corrective actions. We are monitoring the launch manifest and range priorities. As previously shared, VS-3 F2 will be launched via ULA. As we achieve satellite integration and test milestones on the spacecraft, we reduce the magnitude of the “bring into service” schedule risk, but of course, that does not eliminate schedule risks extrinsic to our own spacecraft or launch campaign that could, as in the past, affect schedules by weeks or more. Our VS-3 F1 usage has been scaling steadily. Even with the antenna anomaly we have almost 2,000 planes served by VS-3 F1, tens of thousands of cumulative flights, and hundreds more each day. We commissioned a survey to compare our service on Hawaii routes, in particular, so we could benchmark user experience against LEO competition. The results are very favorable and shown on page 10 of our accompanying earnings presentation (link here). They support our view that competition is primarily about delivering measurably reliable and consistent free Wi-Fi, while providing a single interface for airlines to manage, monetize and integrate all their passenger entertainment and connectivity services. We have been a leader in innovating, delivering and measuring those services and are increasingly confident that the combination of our existing and planned fleet with our third- party partners will compete well in our target markets. Of course, we can still improve by judiciously integrating LEO networks to both further optimize latency-sensitive traffic and improve economics while meeting industry leading service quality and reliability metrics. NexusWave is already off to a good start in maritime. The terms of our Telesat Lightspeed agreement, blended with our existing and forthcoming owned and third-party fleets, and our existing and planned user terminals and network capabilities can improve user experiences and extend market access for all our mobility customers, enhance our competitive position, and reduce capital intensity. There have also been some meaningful developments regarding Ligado but it remains an ongoing legal matter. We continue to vigorously pursue our claims in Ligado’s bankruptcy and defend Ligado’s meritless lawsuit against Inmarsat. Until then, any future cash payments from Ligado have been excluded from our financial outlook and remain upside.Shareholder Letter | Q4 Fiscal Year 2025 1

We have continued to make progress on many operational, financial, and strategic fronts. We exit FY2025 stronger than when we entered as evidenced by our healthy backlog, growing operating cash flow, moderating capital expenses, and continued awards growth in key businesses. And we believe in the durability of our growth as supported by the market proof points in the accompanying earnings presentation (link here) highlighting American Airlines selecting us to scale to free Wi-Fi, along with successful free domestic trials, new global airline awards, and third-party survey data illustrating VS-3 delivering world class passenger inflight Wi-Fi experience and satisfaction on flights between Hawaii and the US. Looking ahead, we realize success in fiscal year 2026 (FY2026) is more than just hitting the numbers, it is about securing our future and accelerating growth. We have a comprehensive plan to deliver sustainable, compelling operating and free cash flow, reinforce our competitive positions, unlock portfolio value and drive returns and shareholder value. Steadfast delivery and execution are fundamental tenets in FY2026, and we believe the outcomes are enhanced confidence with the markets and attractive entry points for value capture. FY2026 is the year to reposition for growth. There will be challenges but we are playing to win. Sincerely, Mark Dankberg Shareholder Letter|Q4 Fiscal Year 2025 2

FY2025 Year in Review Financial Highlights AWARDS4,5 BACKLOG4,5 $ in billions $ in billions Established record awards of $4.7 billion driven by 57% YoY increase in Defense and Advanced Technologies segment Net loss2,4,5 of $575 million improved YoY reflecting growth in key businesses and strong operating leverage, and higher impairment charges in FY2024 Delivered record revenue of $4.5 billion and record Adjusted EBITDA of $1.55 billion Generated $908 million in operating cash flow; capital expenditures were $1.0 billion. Free cash flow6 improved $729 million over FY2024 Repurchased a total of $359 million in aggregate principal amount of outstanding senior notes. Subsequent to year end, we redeemed early the remaining $442.6 million of our senior notes due 2025 REVENUE4,5 NET INCOME (LOSS)2,4,5 Net debt3 relative to LTM Adjusted EBITDA remained flat compared to prior year with available liquidity of $2.8 billion $ in billions $ in millions Business Highlights Provided Ka-band connectivity services for approximately 20,000 vessels and aircraft at the end of Q4 FY2025 Surpassed over 6,000 commercial air and business aviation aircraft in service. “Full, Fast, Free” Wi-Fi available in approximately 1,300 aircraft from our existing commercial air fleet Launched NexusWave, a fully managed service for maritime customers seamlessly integrating multi high-speed networks in real time - Ka-band, LEO services, coastal LTE, and L-band – for fast, always-on connectivity ViaSat-3 F1 began delivering connectivity to US Government and ADJ. EBITDA1,4,5 OPERATING INCOME (LOSS)4,5 Aviation customers. Launched and successfully tested GX 10 A/B $ in millions $ in millions Arctic HEO payloads and, subsequent to fiscal year end, announced the start of commercial service for government, maritime, and aviation customers ViaSat-3 F2 and F3 expected to start commercial operations in early calendar year 2026 944611-005 20May25 11:06 Page 4 Shareholder Letter | Q4 Fiscal Year 2025 3 FY2025 Year in Review Financial Highlights AWARDS4,5 BACKLOG4,5 $ in billions $ in billions Established record awards of $4.7 billion driven by 57% YoY increase in Defense and Advanced Technologies segment Net loss2,4,5 of $575 million improved YoY reflecting growth in key businesses and strong operating leverage, and higher impairment charges in FY2024 Delivered record revenue of $4.5 billion and record Adjusted EBITDA of $1.55 billion Generated $908 million in operating cash flow; capital expenditures were $1.0 billion. Free cash flow6 improved $729 million over FY2024 Repurchased a total of $359 million in aggregate principal amount of outstanding senior notes. Subsequent to year end, we redeemed early the remaining $442.6 million of our senior notes due 2025 REVENUE4,5 NET INCOME (LOSS)2,4,5 Net debt3 relative to LTM Adjusted EBITDA remained flat compared to prior year with available liquidity of $2.8 billion $ in billions $ in millions Business Highlights Provided Ka-band connectivity services for approximately 20,000 vessels and aircraft at the end of Q4 FY2025 Surpassed over 6,000 commercial air and business aviation aircraft in service. “Full, Fast, Free” Wi-Fi available in approximately 1,300 aircraft from our existing commercial air fleet Launched NexusWave, a fully managed service for maritime customers seamlessly integrating multi high-speed networks in real time - Ka-band, LEO services, coastal LTE, and L-band – for fast, always-on connectivity ViaSat-3 F1 began delivering connectivity to US Government and ADJ. EBITDA1,4,5 OPERATING INCOME (LOSS)4,5 Aviation customers. Launched and successfully tested GX 10 A/B $ in millions $ in millions Arctic HEO payloads and, subsequent to fiscal year end, announced the start of commercial service for government, maritime, and aviation customers ViaSat-3 F2 and F3 expected to start commercial operations in early calendar year 2026 Shareholder Letter | Q4 Fiscal Year 2025 3

Q4 FY2025 Financial Results

- Revenue of $1.1 billion in Q4 FY2025 was flat YoY. Strong revenue growth of 11% YoY in the Defense and Advanced Technologies segment was offset by 4% lower revenues in the Communication Services segment
- Net loss[2,4,5] of $246 million for Q4 FY2025 increased from a net loss[2,4,5] of $90 million in Q4 FY2024, primarily reflecting the $169 million write-down charges related to the ViaSat-3 EMEA ground network. The $169 million impairment charge consisted of $104 million non-cash asset write-downs and the recognition of certain contract liabilities
- Q4 FY2025 Adjusted EBITDA[1] was $375 million, an increase of 5% YoY. Strong operating performance in government satcom and tactical networking products was partially offset by declines in fixed services and other (FS&O) and maritime revenues, and Communication Services products revenues
- Defense and Advanced Technologies revenue increased 11% YoY driven primarily by strong growth in tactical network products and information security and cyber defense
- Communication Services revenue decreased 4% YoY due primarily to expected declines in FS&O and maritime service revenues, and lower product revenue, which was partially offset by continued growth in government satcom and aviation services
- Awards for the quarter were $1.2 billion, an increase of 5% YoY. Defense and Advanced Technologies awards grew 58% YoY to $395 million, partially offset by a decline in Communication Services YoY of 10%. Growth in aviation awards was offset primarily by the divestiture of the Energy Services Systems Integration business in Q3 FY2025 and lower awards in government satcom
- Our net debt[3] relative to LTM Adjusted EBITDA decreased slightly sequentially

AWARDS[4]
$ in millions


$1,114
$1,162
$1,275
$1,078
$1,170
Q4 FY24
Q1 FY25
Q2 FY25
Q3 FY25
Q4 FY25

REVENUE[4]
$ in millions


$1,150
$1,126
$1,122
$1,124
$1,147
Q4 FY24
Q1 FY25
Q2 FY25
Q3 FY25
Q4 FY25

NET INCOME (LOSS)[2,4]
$ in millions


($89.8)
($32.9)
($137.6)
($158.4)
($246.1)
Q4 FY24
Q1 FY25
Q2 FY25
Q3 FY25
Q4 FY25

BACKLOG[4]
$ in millions


$3,696
$3,640
$3,747
$3,541
$3,553
Q4 FY24
Q1 FY25
Q2 FY25
Q3 FY25
Q4 FY25

ADJ. EBITDA[1,4]
$ in millions


$358
$404
$375
$393
$375
Q4 FY24
Q1 FY25
Q2 FY25
Q3 FY25
Q4 FY25

OPERATING INCOME (LOSS)[4]
$ in millions


$0.3
$59.7
($24.7)
$21.2
($153.8)
Q4 FY24
Q1 FY25
Q2 FY25
Q3 FY25
Q4 FY25

Shareholder Letter | Q4 Fiscal Year 2025 4

Communication Services segment provides a wide range of broadband and narrowband communications solutions across government and commercial mobility, maritime, fixed broadband (residential) energy and enterprise customers

AWARDS, REVENUE AND ADJ. EBITA[1,4]

$ in millions



$864
$774
$860
$825
$300
$306
Awards
Revenue
Adj. EBITDA
Q4 FY24
Q4 FY25

SERVICE REVENUE MIX[4]

$ in millions



$254
$265
$168
$196
$124
$114
$216
$174
Aviation
Govt. Satcom
Maritime
Fixed Services and Other
Q4 FY24
Q4 FY25

SERVICE METRICS - KA BAND ONLY

End of period aircraft and vessels



3.7K
4.0K
4.0K
1.8K
2.0K
2.0K
14.2K
14.1K
14.0K
Commercial Aviation
Business Aviation
Maritime
Q4 FY24
Q3 FY25
Q4 FY25

Communication Services

Segment Highlights

- Subsequent to quarter end, announced Amara, Viasat's next generation, multi-orbit IFC solution for commercial aviation. Customers benefit from innovations in core satellite network design, hardware advancements, and a suite of digital products. Coupled with additional features, including smart network enhancements and application-level data linking to satellites in multiple orbits, Viasat Amara is designed with powerful scalability so airlines can differentiate a future-proof onboard passenger experience
- Subsequent to quarter end, signed Telesat agreement to incorporate LEO Ka-band capacity into multi-orbit service offerings. The LEO capacity from Telesat will be seamlessly integrated with Viasat's ultra-high throughput satellites to offer customers fast, highly reliable, robust and cost-effective connectivity services.
- Launched our enhanced high performance in-flight connectivity (IFC) service with STARLUX. In total, 48 aircraft are expected to install or transition to Viasat's most advanced IFC system, based on the ViaSat-3 compatible and multi-orbit Amara ready high-performance GM-40 terminal solution
- Selected by Aeromexico to retrofit its Boeing 787 Dreamliner fleet of 17 aircraft with Viasat's most advanced in-flight Wi-Fi solution. Additionally, Aeromexico is using the Viasat Ads platform to offer its passengers free, ad-supported, streaming capable connectivity sessions
- Subsequent to quarter end, selected by Riyadh Air, Saudi Arabia's new premium international airline to provide a "Full, Fast, Free" in-flight connectivity for all Riyadh Air loyalty members on initial Boeing 787 Dreamliner factory-installed deliveries. The service includes access to streaming subscriptions on guests' own personal devices, which 71% of passengers report as a priority activity according to our 2024 Passenger Experience Survey.
- Verified 340 Mbps NexusWave download speeds demonstrating the power of network bonding for Maritime customers under real-world conditions. NexusWave seamlessly integrates broadband GEO and LEO, coastal LTE, and L-band services to deliver reliable high-speed Internet with global coverage
- Signed an agreement with Maersk to upgrade satellite communications services across their global fleet of approximately 340 container ships. The agreement includes bandwidth enhancements rolled out across Maersk's entire fleet of owned container ships between 2025 and 2026
- Toei Reefer Line Ltd, a leading supplier of sashimi-grade tuna, will install NexusWave on board the company's sophisticated factory vessels to support their evolving crew and business connectivity requirements
- Signed an agreement with Solvang to equip the company's fleet with NexusWave to support the leading gas shipping company's evolving crew and business connectivity requirements

Awards

Q4 FY2025 Communication Services awards decreased 10% YoY to $774 million. YoY growth in aviation was more than offset by declines in FS&O relating to US fixed broadband and the divestiture of the Energy Services Systems Integration business, as well as in government satcom. Q4 FY2025 total backlog of $2.6 billion decreased 16% YoY; aviation backlog increased 37% offset by FS&O due to decline of the US fixed broadband business and the removal of the Energy Systems Integration business backlog.

Revenue

In Q4 FY2025, Communication Services revenue decreased 4% YoY to $825 million. The decline was primarily driven by product revenues which were down 23% primarily due to accelerated IFC terminal deliveries in the prior year period and the divestiture of the Energy Services Systems Integration business in Q3 FY2025. Service revenue increases of 16% and 5% YoY from government satcom and aviation, respectively, were more than offset by a 19% YoY decrease in FS&O services and an 8% YoY decrease in maritime services as third-party companion offerings drove ARPU pressure. Commercial and business aviation ended the quarter with approximately 4,030 and 2,000 aircraft in service, respectively, growing YoY and sequentially. Maritime vessels were slightly down YoY and sequentially to about 14,000. U.S. fixed broadband ended the quarter with approximately 189,000 subscribers and $117 average revenue per user.

Adjusted EBITDA

Communication Services Q4 FY2025 Adjusted EBITDA of $306M increased 2% compared to prior year. Strong operating performance in government satcom services and lower Communications Services segment research and development costs were partially offset by maritime and FS&O services, and overall product revenues.

Shareholder Letter | Q4 Fiscal Year 2025 5

Defense and Advanced Technologies segment provides a diverse set of resilient, vertically integrated solutions, leveraging core technical competencies in encryption, cyber security, tactical gateways, modems and waveforms, to government and commercial customers

AWARDS, REVENUE AND ADJ. EBITDA[1,4]

$ in millions



$250
$395
$290
$322
$58
$69
Awards
Revenue
Adj. EBITDA
Q4 FY24
Q4 FY25

Note: all legacy Inmarsat businesses are included in Communication Services segment

PRODUCT REVENUE MIX[4]

$ in millions



$91
$97
$79
$75
$65
$90
$5
$12
InfoSec and Cyber Defense
Space and Mission Sys
Tactical Networking
Adv Tech and Other
Q4 FY24
Q4 FY25

Note: all legacy Inmarsat businesses are included in Communication Services segment

BACKLOG AND SOLE SOURCE UNAWARDED IDIQ

$ in millions



$654
$984
$2,661
$2,919
Backlog
Sole Source Unawarded IDIQ
Q4 FY24
Q4 FY25

Note: sole source unawarded IDIQ includes government satcom within Communication Services segment

Defense and Advanced Technologies

Segment Highlights

- Selected to lead the lunar orbiting satellite communications portion of the European Space Agency's Moonlight Program, alongside Telespazio. People, spacecraft, and lunar vehicles will access the system to speed communications among themselves and back to earth to better enable their scientific and exploration projects including their position over the Moon. The UK Space Agency selected Viasat to lead the UK ecosystem to deliver the communications capability
- First-of-its-kind demonstration of direct-to-device connectivity for the automotive sector. The tests, conducted with ecosystem partners in Brazil, enabled vehicles to seamlessly switch between satellite and cellular networks, ensuring uninterrupted connectivity based on location
- Delivered 100,000th Type 1 encryption device supporting the government with high assurance solutions that help keep the most sensitive data secure from emerging and evolving threats. Our teams design, develop, manufacture and deliver these solutions. Viasat's encryption solutions have earned a ubiquitous presence — protecting information from the tactical edge on the battlefield to enterprise cloud networks and data centers to satellite ground operations and space assets.
- Received the MSUA Satellite Mobile Innovation Award for Software Defined Network Innovation with our Multi-Domain Unified Secure Integrated Communications (MUSIC) solution. MUSIC was central to Viasat's award from Defense Innovation Unit to support the Replicator autonomous systems program. Viasat also received the MSUA award in the Government Mobile Innovation category for our Hybrid SATCOM Approach solution.

Awards

Defense and Advanced Technologies Q4 FY2025 awards increased 58% YoY to $395 million. The YoY growth was primarily driven by significant awards in information security and cyber defense products, tactical networking products, advanced technologies and other, and space and mission systems. Backlog was $984 million in Q4 FY2025, an increase of 50% YoY and 6% sequentially, with a book-to-bill of 1.2.

Revenue

Q4 FY2025 Defense and Advanced Technologies revenue was $322 million, an 11% increase YoY. The YoY revenue growth was driven primarily by product revenue increases in tactical networking and information security and cyber defense.

Adjusted EBITDA

In Q4 FY2025, Defense and Advanced Technologies Adjusted EBITDA increased 19% YoY to $69 million. Strong operating performance in tactical networking more than offset higher R&D expenditures.

Shareholder Letter | Q4 Fiscal Year 2025 6

Balance Sheet, Cash Flows and Liquidity OPERATING CASH FLOW4 Operating Cash Flow $ in millions Viasat generated $298 million in operating cash flow during the quarter, an increase of $66 million YoY and $79 million sequentially. The YoY increase primarily reflects improved operating performance and a decline in working capital largely from increases in accounts payable and other accrued liabilities. The sequential increase primarily reflects a decline in working capital largely from increases in other accrued liabilities and accounts payables and lower cash taxes. Capital Expenditure Q4 FY2025 capital expenditures declined 34% YoY to $248 million. Capital expenditures decreased YoY primarily due to lower satellite expenditures related to timing of certain space, ground infrastructure and other capex payments. Net Debt and Liquidity CAPITAL EXPENDITURE4 Viasat ended Q4 FY2025 with $2.8 billion in available liquidity which $ in millions consisted of $1.61 billion in cash and cash equivalents and $1.14 billion of borrowing ability under our two undrawn revolving credit facilities. Net debt3 decreased sequentially to NET DEBT3 $ in billions $5.6 billion primarily due an increase in cash and cash equivalents, resulting in a slight sequential decline in our net debt relative to LTM Adjusted EBITDA. Subsequent to fiscal year end, we used cash on hand to redeem early all $442.6 million remaining aggregate principal amount of our senior notes due 2025. $ Shareholder Letter|Q4 Fiscal Year 2025 7

Outlook We view FY2026 as the launch year for multi-year earnings growth, cash generation and continued evolution. We expect to multiply our global bandwidth with new satellites entering service and continue advancing our multi-orbit strategy (focusing on offsetting third-party capacity margin impact with further network optimization). We will remain actively evaluating portfolio and strategic opportunities to unlock value and deploy any potential cash proceeds to paying down debt. We will stay hyper focused on delivering a sustainable and compelling inflection to positive free cash flow while continuing to invest in future growth opportunities unique to us. We will work towards reducing the capital intensity of our portfolio by leveraging an expanding partnership ecosystem while planting seeds for emerging growth markets including evolved MSS and D2D. We will emerge as a better company, with fully competitive franchises, a derisked debt maturity profile and strengthened capital structure which we believe will enhance our market valuation. › For FY2026 we expect low single digit YoY revenue growth and flattish YoY Adjusted EBITDA. – We expect Communication Services segment FY2026 flat revenue performance to be driven by low double-digit growth in aviation services that we expect will be offset by a lower rate of declines in fixed services and other. – We expect Defense and Advanced Technologies FY2026 mid-teens YoY revenue growth to be driven primarily by strong double-digit growth in both information security and cyber defense and space and mission systems. › We continue to expect Net debt3 relative to LTM Adjusted EBITDA to increase modestly by the end of FY2026. › In FY2026, we continue to expect capital expenditures of approximately $1.3 billion (range includes approximately $450 million for Inmarsat related capital expenditures). › Reflecting expectations for another year of double-digit operating cash flow and the timing of capital expenditures, we continue to expect an inflection to positive free cash flow in the second half FY2026. We want to reiterate that we realize success in FY2026 is more than just hitting the numbers, it is about securing our future and accelerating growth. We are confident in our plan to deliver sustainable, compelling operating and free cash flow, bolster our competitive positions, unlock portfolio value and drive returns and shareholder value. FY2026 is the year to reposition for growth. There will be challenges but we are playing to win. Shareholder Letter | Q4 Fiscal Year 2025 8

Viasat Satellite Roadmap Phase1, 2 Assembly, Integration Launch & Early Satellite Design and Test (AI&T) Orbit Phase (LEOP) Anticipated Mechanical Final Ready Launch Orbit 3 PDR CDR AI&T TVAC Launch IOT Service Entry Environments Ground Test to Ship Campaign Raising ViaSat-3 In service F1 Partner: Entered Service July 2024 ViaSat-3 F2 Partner: Early 2026 ViaSat-3 F3 Partner: + Early 2026 In GX-10A/B service Partner: Undisclosed GX-7/8/9 Partner: 2027 Inmarsat-8 Partner: 2028 Multi-dimensional, flexible network driving global coverage & capacity and high utilization Key Design Differentiator ViaSat-3 GX-10A/B GX-7/8/9 Inmarsat-8 Highest Capacity Polar High Capital Efficient & Flexibility Coverage Flexibility Global Safety Service 1 Progress bars are not to scale and are for illustrative purposes only 2 The names of certain key partners have been redacted for confidentiality reasons 3 All future service dates are projections and are subject to change

Endnotes 1. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, as further adjusted to exclude certain non- cash items and non-recurring expenses such as stock-based compensation expense, acquisition-related expenses, gain or loss on disposal of assets, gain or loss on debt extinguishment, and impairment of assets. A reconciliation of Adjusted EBITDA to its closest GAAP equivalent is provided at the end of this letter under “Non-GAAP Financial Reconciliation.” See “Use of Non-GAAP Financial Information” for additional information. 2. Net income (loss) as used herein is defined as net income (loss) attributable to Viasat, Inc. common stockholders. 3. Net debt is defined as total debt less cash and cash equivalents and short- term investments. A reconciliation of net debt to its closest GAAP equivalent is provided at the end of this letter under “Non-GAAP Financial Reconciliation.” See “Use of Non-GAAP Financial Information” for additional information. 4. Reported continuing operations 5. We completed the acquisition of Inmarsat on May 30, 2023, therefore our FY 2024 results include ten months of Inmarsat results while FY 2023 does not include any Inmarsat results. 6. “Net cash provided by (used in) operating activities” less “Purchase of property, equipment and satellites, and other assets” as shown on our Consolidated Statements of Cash Flows. A reconciliation of free cash flow to its closest GAAP equivalent is provided at the end of this letter under “Non-GAAP Financial Reconciliation.” See “Use of Non-GAAP Financial Information” for additional information. Shareholder Letter | Q4 Fiscal Year 2025 10

Forward Looking Statements This shareholder letter contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements regarding projections of earnings, revenue, Adjusted EBITDA, net leverage, free cash flow, capital expenditures, investments, costs, expected cost savings and synergies, return on capital or other financial items, including financial guidance and outlook and expectations for performance and results of operations in FY2026 and beyond; proposed initiatives to strengthen capital structure, create shareholder value, repay debt and reduce capital and operating costs; anticipated trends in our business or key markets; growth opportunities and the acceleration and durability of growth in our businesses; ability to successfully compete in our target markets, and durability of competitive advantages; the construction, completion, testing, launch, commencement of service, expected performance and benefits of satellites and satellite payloads (including satellites planned or under construction) and the timing thereof; the expected capacity, coverage, service speeds and other features of our satellites, and the cost, economics and other benefits associated therewith; anticipated subscriber growth; introduction and integration of multi-orbit capabilities, including integration of LEO networks; the ability to capitalize on backlog and awards received and unawarded IDIQ contract vehicles; future economic conditions; the development, demand, customer acceptance and anticipated performance of technologies, products or services; our ability to meet the performance and coverage levels required by our customers; our plans, objectives and strategies for future operations; statements regarding existing and prospective orders from current and new IFC customers; and other characterizations of future events or circumstances, are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ materially include: our ability to realize the anticipated benefits of any existing or future satellite; unexpected expenses related to our satellite projects; risks associated with the construction, launch and operation of satellites, including the effect of any anomaly, launch, operational or deployment failure or degradation in satellite performance; capacity constraints in our business in the lead-up to the commencement of service on new satellites; increasing levels of competition in our target markets; our ability to successfully implement our business plan on our anticipated timeline or at all; risks that the Inmarsat acquisition disrupts current plans and operations or diverts management’s attention from our business; the ability to realize anticipated benefits and synergies of the Inmarsat acquisition, including the expectation of enhancements to our products and services, greater revenue or growth opportunities, and the realization of operating efficiencies and cost savings (including the timing and amount thereof); our ability to successfully develop, introduce and sell new technologies, products and services; audits by the U.S. Government; changes in the global business environment and economic conditions; delays in approving U.S. Government budgets and cuts in government defense expenditures; our reliance on U.S. Government contracts, and on a small number of contracts which account for a significant percentage of our revenues; reduced demand for products and services as a result of continued constraints on capital spending by customers; changes in relationships with, or the financial condition of, key customers or suppliers; our reliance on a limited number of third parties to manufacture and supply our products; introduction of new technologies and other factors affecting the communications and defense industries generally; the effect of adverse regulatory changes (including changes affecting spectrum availability or permitted uses) on our ability to sell or deploy our products and services; changes in the way others use spectrum; our inability to access additional spectrum, use spectrum for additional purposes, and/or operate satellites at additional orbital locations; competing uses of the same spectrum or orbital locations that we utilize or seek to utilize; the effect of changes to U.S. tax laws; our level of indebtedness and ability to comply with applicable debt covenants; our involvement in litigation, including intellectual property claims and litigation to protect our proprietary technology; and our dependence on a limited number of key employees. In addition, please refer to the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to revise or update any forward-looking statements for any reason. Shareholder Letter | Q4 Fiscal Year 2025 11

Use of Non-GAAP Financial Information To supplement Viasat’s consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), Viasat uses non-GAAP net income (loss) attributable to Viasat, Inc., Adjusted EBITDA, net debt and free cash flow, measures Viasat believes are appropriate to enhance an overall understanding of Viasat’s past financial performance and prospects for the future. We believe non-GAAP net income (loss) attributable to Viasat, Inc. and Adjusted EBITDA provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. We believe net debt provides useful information to both management and investors in order to monitor our leverage (including our ability to service our debt and make capital expenditures) and evaluate our consolidated balance sheet. A limitation associated with using net debt is that it subtracts cash and therefore may imply there is less debt than the most comparable GAAP measure. We believe free cash flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make investments, fund acquisitions and for certain other activities. Free cash flow can vary significantly from period to period depending upon, among other things, operating asset and liability balances, service and product revenues, operating efficiencies, increases or decreases in purchases of property and equipment, subscriber additions (losses), subscriber churn, and other factors. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting and facilitates comparisons to Viasat’s historical operating results. Further, these non-GAAP results are among the primary indicators that management uses as a basis for evaluating the operating performance of our segments, allocating resources to such segments, planning and forecasting in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. A reconciliation of specific adjustments to GAAP results is provided in the tables below under “Non-GAAP Financial Reconciliation.” Copyright © 2025 Viasat, Inc. All rights reserved. Viasat, the Viasat logo and the Viasat signal are registered trademarks of Viasat, Inc. All other product or company names mentioned are used for identification purposes only and may be trademarks of their respective owners.

Viasat Fourth Quarter Fiscal Year 2025 Results

Financial Results

(In millions, except per share data)	Q4 FY25	Q4 FY24	Year-Over-Year Change	FY25	FY24	Year-Over-Year Change
Revenues	$1,147.1	$1,150.0	0%	$4,519.6	$4,283.8	6%
Net income (loss) (1), (6)	($246.1)	($100.3)	145%	($575.0)	($1,068.9)	(46)%
Non-GAAP net income (loss) (1), (7)	($3.0)	($30.5)	(90)%	$21.1	$148.5	(86)%
Adjusted EBITDA (7)	$374.8	$357.7	5%	$1,547.0	$1,410.4	10%
Diluted per share net income (loss) (1)	($1.89)	($0.80)	136%	($4.48)	($9.12)	(51)%
Non-GAAP diluted per share net income (loss) (1), (2), (7)	($0.02)	($0.24)	(92)%	$0.16	$1.25	(87)%
Fully diluted weighted average shares (2)	130.0	125.9	3%	128.5	117.2	10%

New contract awards (3)	$1,169.7	$1,114.4	5%	$4,684.4	$4,155.0	13%
Backlog (4)	$3,552.8	$3,696.0	(4)%	$3,552.8	$3,696.0	(4)%
Segment Results
(In millions)	Q4 FY25	Q4 FY24	Year-Over-Year Change	FY25	FY24	Year-Over-Year Change
Communication Services
New contract awards (3)	$774.4	$864.2	(10)%	$3,100.8	$3,147.5	(1)%
Revenues	$825.0	$859.9	(4)%	$3,298.5	$3,141.5	5%
Operating profit (loss) (5)	($136.1)	($12.0)	*	($50.2)	($817.1)	(94)%
Adjusted EBITDA	$306.2	$300.2	2%	$1,261.7	$1,138.5	11%

Defense and Advanced Technologies
New contract awards (3)	$395.3	$250.3	58%	$1,583.7	$1,007.5	57%
Revenues	$322.1	$290.1	11%	$1,221.1	$1,142.2	7%
Operating profit (loss) (5)	$48.1	$38.5	25%	$216.7	$154.4	40%
Adjusted EBITDA	$68.6	$57.5	19%	$285.3	$271.9	5%

(1)	Attributable to Viasat, Inc. common stockholders.
(2)

As the three and twelve months ended March 31, 2025 and March 31, 2024 financial information resulted in a net loss, the weighted average number of shares used to calculate basic and diluted net loss per share is the same, as diluted shares would be anti-dilutive. However, as the non-GAAP financial information for twelve months ended March 31, 2025 and March 31, 2024 resulted in non-GAAP net income, 130.4 million and 118.6 million, respectively, diluted weighted average number of shares were used instead to calculate non-GAAP diluted net income per share.

(3)	Awards exclude future revenue under recurring consumer commitment arrangements.
(4)

Amounts include certain backlog adjustments due to contract changes and amendments. Our backlog includes contracts with subscribers for fixed broadband services in our Communication Services segment. Backlog does not include anticipated purchase orders and requests for the installation of in-flight connectivity systems or future recurring in flight internet service revenues under our commercial in-flight internet agreements in our Communication Services segment.

(5)	Before corporate and amortization of acquired intangible assets.
(6)	Net income (loss) as used herein is defined as net income (loss) attributable to Viasat, Inc. common stockholders, and includes net income (loss) from both continuing and discontinued operations.
(7)	Amounts include both continuing and discontinued operations for the three and twelve months ended March 31, 2024 excluding the Q4 FY2024 loss on the Link-16 TDL Sale.
*	Percentage not meaningful.

Note: Some totals may not foot due to rounding.

Shareholder Letter | Q4 Fiscal Year 2025   13

Viasat Fourth Quarter Fiscal Year 2025 Results (cont.)

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended		Twelve months ended
	March 31, 2025	March 31, 2024	March 31, 2025	March 31, 2024
Revenues:
Service revenues	$797,371	$812,023	$3,225,776	$3,004,594
Product revenues	349,711	337,990	1,293,795	1,279,164

Total revenues	1,147,082	1,150,013	4,519,571	4,283,758

Operating expenses:
Cost of service revenues	515,743	553,861	2,091,721	1,928,721
Cost of product revenues	266,040	269,758	937,912	973,375
Selling, general and administrative (1)	419,497	253,346	1,181,091	1,893,650
Independent research and development	33,740	46,492	142,394	150,653
Amortization of acquired intangible assets	65,847	26,261	263,933	227,165

Income (loss) from operations	(153,785)	295	(97,480)	(889,806)
Interest (expense) income, net	(86,828)	(101,103)	(338,024)	(304,140)
(Loss) gain on extinguishment of debt, net	—	—	(99,814)	—
Other income (expense), net	—	—	(9,976)	—

Income (loss) from continuing operations before income taxes	(240,613)	(100,808)	(545,294)	(1,193,946)
(Provision for) benefit from income taxes from continuing operations	(3,758)	11,368	941	139,474
Equity in income (loss) of unconsolidated affiliates, net	3,636	3,957	13,228	6,975

Net income (loss) from continuing operations	(240,735)	(85,483)	(531,125)	(1,047,497)
Net income (loss) from discontinued operations, net of tax	—	(10,422)	—	(10,422)

Net income (loss)	(240,735)	(95,905)	(531,125)	(1,057,919)
Less: net income (loss) attributable to noncontrolling interest, net of tax	5,318	4,358	43,837	10,985

Net income (loss) attributable to Viasat, Inc.	$(246,053)	$(100,263)	$(574,962)	$(1,068,904)

Diluted net income (loss) per share attributable to Viasat, Inc. common stockholders	$(1.89)	$(0.80)	$(4.48)	$(9.12)

Diluted common equivalent shares (2)	130,028	125,867	128,476	117,189

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT, INC.

ON A GAAP BASIS AND NON-GAAP BASIS IS AS FOLLOWS:

(In thousands, except per share data)	Three months ended		Twelve months ended
	March 31, 2025	March 31, 2024	March 31, 2025	March 31, 2024
GAAP net income (loss) attributable to Viasat, Inc.	$(246,053)	$(100,263)	$(574,962)	$(1,068,904)
Amortization of acquired intangible assets	65,847	26,261	263,933	227,165
Stock-based compensation expense	16,917	17,962	80,385	83,631
Acquisition and transaction related expenses (3)	6,761	27,325	64,467	157,579
Ground network (FY25), satellite (FY24) impairment and related charges, net	169,400	—	169,400	905,496
Loss (gain) on extinguishment of debt, net	—	—	99,814	—
Other (income) expense, net	—	—	9,976	—
Loss (gain) on the Link-16 TDL Sale	—	11,000	—	11,000
Income tax effect (4)	(15,909)	(12,749)	(91,866)	(167,476)

Non-GAAP net income (loss) attributable to Viasat, Inc. (5)	$(3,037)	$(30,464)	$21,147	$148,491

Non-GAAP diluted net income (loss) per share attributable to Viasat, Inc. common stockholders	$(0.02)	$(0.24)	$0.16	$1.25

Diluted common equivalent shares (2)	130,028	125,867	130,408	118,626

(1)

Amounts include ground network impairment and related charges, net, of approximately  $169 million for the three and twelve months ended March 31, 2025 and satellite impairment and related charges, net, of approximately  $905 million for twelve months ended March 31, 2024.

(2)

As the three and twelve months ended March 31, 2025 and March 31, 2024 financial information resulted in a net loss, the weighted average number of shares used to calculate basic and diluted net loss per share is the same, as diluted shares would be anti-dilutive. However, as the non-GAAP financial information for the twelve months ended March 31, 2025 and March 31, 2024 resulted in non-GAAP net income, diluted weighted average number of shares were used instead to calculate non-GAAP diluted net income per share.

(3)	Costs typically consist of acquisition, integration, and disposition related costs.
(4)	The income tax effect is calculated using the tax rate applicable for the non-GAAP adjustments.
(5)	Amounts include both continuing and discontinued operations for the three and twelve months ended March 31, 2024, excluding the Q4 FY2024 loss on the Link-16 TDL Sale.

Shareholder Letter | Q4 Fiscal Year 2025   14

Viasat Fourth Quarter Fiscal Year 2025 Results (cont.)

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT, INC.

AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)	Three months ended		Twelve months ended
	March 31, 2025	March 31, 2024	March 31, 2025	March 31, 2024
GAAP net income (loss) attributable to Viasat, Inc.	$(246,053)	$(100,263)	$(574,962)	$(1,068,904)
Provision for (benefit from) income taxes	3,758	(11,946)	(941)	(140,052)
Interest expense (income), net	86,828	101,103	338,024	304,140
Depreciation and amortization	337,182	312,554	1,360,807	1,157,524
Stock-based compensation expense	16,917	17,962	80,385	83,631
Acquisition and transaction related expenses (3)	6,761	27,325	64,467	157,579
Ground network (FY25), satellite (FY24) impairment and related charges, net	169,400	—	169,400	905,496
Loss (gain) on extinguishment of debt, net	—	—	99,814	—
Other (income) expense, net	—	—	9,976	—
Loss (gain) on the Link-16 TDL Sale	—	11,000	—	11,000

Adjusted EBITDA (5)	$374,793	$357,735	$1,546,970	$1,410,414

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT, INC.

AND ADJUSTED EBITDA FROM CONTINUING OPERATIONS IS AS FOLLOWS:

(In thousands)	Three months ended		Twelve months ended
	March 31, 2025	March 31, 2024	March 31, 2025	March 31, 2024
GAAP net income (loss) from continuing operations attributable to Viasat, Inc.	$(246,053)	$(89,841)	$(574,962)	$(1,058,482)
Provision for (benefit from) income taxes	3,758	(11,368)	(941)	(139,474)
Interest expense (income), net	86,828	101,103	338,024	304,140
Depreciation and amortization	337,182	312,554	1,360,807	1,157,524
Stock-based compensation expense	16,917	17,962	80,385	83,631
Acquisition and transaction related expenses (3)	6,761	27,325	64,467	157,579
Ground network (FY25), satellite (FY24) impairment and related charges, net	169,400	—	169,400	905,496
Loss (gain) on extinguishment of debt, net	—	—	99,814	—
Other (income) expense, net	—	—	9,976	—

Adjusted EBITDA from continuing operations	$374,793	$357,735	$1,546,970	$1,410,414

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT, INC.

AND ADJUSTED EBITDA FROM DISCONTINUED OPERATIONS IS AS FOLLOWS:

(In thousands)	Three months ended		Twelve months ended
	March 31, 2025	March 31, 2024	March 31, 2025	March 31, 2024
GAAP net income (loss) from discontinued operations attributable to Viasat, Inc.	$—	$(10,422)	$—	$(10,422)
Provision for (benefit from) income taxes	—	(578)	—	(578)
Loss (gain) on the Link-16 TDL Sale	—	11,000	—	11,000

Adjusted EBITDA from discontinued operations	$—	$—	$—	$—

Shareholder Letter | Q4 Fiscal Year 2025   15

Viasat Fourth Quarter Fiscal Year 2025 Results (cont.)

AN ITEMIZED RECONCILIATION BETWEEN SEGMENT OPERATING PROFIT (LOSS) BEFORE CORPORATE

AND AMORTIZATION OF ACQUIRED INTANGIBLE ASSETS AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)

	$	$	$	$	$	$
	Three months ended March 31, 2025			Three months ended March 31, 2024
	Communication Services Segment	Defense and Advanced Technologies Segment	Total	Communication Services Segment	Defense and Advanced Technologies Segment	Total
Segment operating profit (loss) before corporate and amortization of acquired intangible assets	$(136,051)	$48,113	$(87,938)	$(11,974)	$38,530	$26,556
Depreciation (6)	244,311	12,481	256,792	258,475	11,114	269,589
Stock-based compensation expense	10,298	6,619	16,917	11,376	6,586	17,962
Other than acquired intangible assets amortization	9,375	5,168	14,543	13,293	3,411	16,704
Acquisition and transaction related expenses (3)	5,275	1,486	6,761	25,137	2,188	27,325
Ground network (FY25), satellite (FY24) impairment and related charges, net	169,400	—	169,400	—	—	—
Equity in income (loss) of unconsolidated affiliates, net	3,636	—	3,636	3,957	—	3,957
Noncontrolling interest	(30)	(5,288)	(5,318)	(30)	(4,328)	(4,358)

Adjusted EBITDA	$306,214	$68,579	$374,793	$300,234	$57,501	$357,735

	Twelve months ended March 31, 2025			Twelve months ended March 31, 2024
	Communication Services Segment	Defense and Advanced Technologies Segment	Total	Communication Services Segment	Defense and Advanced Technologies Segment	Total
Segment operating profit (loss) before corporate and amortization of acquired intangible assets	$(50,222)	$216,675	$166,453	$(817,054)	$154,413	$(662,641)
Depreciation (6)	988,447	48,020	1,036,467	825,788	41,853	867,641
Stock-based compensation expense	48,760	31,625	80,385	52,662	30,969	83,631
Other than acquired intangible assets amortization	41,373	19,034	60,407	50,718	12,000	62,718
Acquisition and transaction related expenses (3)	50,807	13,660	64,467	114,113	43,466	157,579
Ground network (FY25), satellite (FY24) impairment and related charges, net	169,400	—	169,400	905,496	—	905,496
Equity in income (loss) of unconsolidated affiliates, net	13,228	—	13,228	6,975	—	6,975
Noncontrolling interest	(120)	(43,717)	(43,837)	(210)	(10,775)	(10,985)

Adjusted EBITDA	$1,261,673	$285,297	$1,546,970	$1,138,488	$271,926	$1,410,414

(6)	Depreciation expenses not specifically recorded in a particular segment have been allocated based on other indirect allocable costs, which management believes is a reasonable method.

Shareholder Letter | Q4 Fiscal Year 2025   16

Viasat Fourth Quarter Fiscal Year 2025 Results (cont.)

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	As of	As of
Assets	March 31, 2025	March 31, 2024

Current assets:
Cash and cash equivalents	$1,612,105	$1,901,033
Accounts receivable, net	699,552	678,210
Inventories	293,943	317,878
Prepaid expenses and other current assets	282,343	581,783

Total current assets	2,887,943	3,478,904

Property, equipment and satellites, net	7,405,664	7,557,206
Operating lease right-of-use assets	416,490	393,077
Other acquired intangible assets, net	2,270,777	2,544,467
Goodwill	1,622,132	1,621,763
Other assets	845,778	733,947

Total assets	$15,448,784	$16,329,364

	As of	As of
Liabilities and Equity	March 31, 2025	March 31, 2024

Current liabilities:
Accounts payable	$264,300	$287,206
Accrued and other liabilities	908,529	950,621
Current portion of long-term debt	503,825	58,054

Total current liabilities	1,676,654	1,295,881

Senior notes	3,652,882	4,354,714
Other long-term debt	2,879,402	2,774,521
Non-current operating lease liabilities	414,133	379,644
Other liabilities	2,181,153	2,452,100

Total liabilities	10,804,224	11,256,860

Total Viasat Inc. stockholders’ equity	4,553,831	5,025,430
Noncontrolling interest in subsidiary	90,729	47,074

Total equity	4,644,560	5,072,504

Total liabilities and equity	$15,448,784	$16,329,364

Shareholder Letter | Q4 Fiscal Year 2025   17

Non-GAAP Financial Reconciliation

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT, INC.

AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)	Three months ended
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
GAAP net income (loss) attributable to Viasat, Inc. (7)	$(246,053)	$(158,413)	$(137,584)	$(32,912)	$(100,263)
Provision for (benefit from) income taxes	3,758	(11,798)	5,915	1,184	(11,946)
Interest expense (income), net	86,828	76,768	91,444	82,984	101,103
Depreciation and amortization	337,182	337,755	354,666	331,204	312,554
Stock-based compensation expense	16,917	21,503	22,783	19,182	17,962
Acquisition and transaction related expenses (3)	6,761	20,855	34,550	2,301	27,325
Ground network (FY25), satellite (FY24) impairment and related charges, net	169,400	—	—	—	—
Loss (gain) on extinguishment of debt, net	—	96,614	3,200	—	—
Other (income) expense, net	—	9,976	—	—	—
Loss (gain) on the Link-16 TDL Sale	—	—	—	—	11,000

Adjusted EBITDA	$374,793	$393,260	$374,974	$403,943	$357,735

	As of
NET DEBT	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
(In thousands)
Total debt	$7,204,275	$7,218,294	$9,064,558	$7,456,369	$7,475,842
Less: cash and cash equivalents	1,612,105	1,556,489	3,529,770	1,811,599	1,901,033

Net debt	$5,592,170	$5,661,805	$5,534,788	$5,644,770	$5,574,809

(3)	Costs typically consist of acquisition, integration, and disposition related costs.

(7)

The three months ended March 31, 2024 GAAP net income (loss) attributable to Viasat, Inc. includes $10.4 million loss from discontinued operations related to the Link-16 TDL Sale. There is no impact to Adjusted EBITDA as Adjusted EBITDA and Adjusted EBITDA from continuing operations are the same.

FREE CASH FLOW

The following table reconciles free cash flow to “Net cash provided by (used in) operating activities.”

	For the Three Months Ended				For the Fiscal Year Ended	For the Fiscal Year Ended
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2025	March 31, 2024
	(In thousands)				(In thousands)
Net cash provided by (used in) operating activities	$298,443	$219,459	$239,189	$151,096	$908,187	$688,196

Purchase of property, equipment and satellites, and other assets (capital expenditures)	(247,723)	(252,632)	(228,808)	(301,019)	(1,030,182)	(1,539,385)

Free cash flow	$50,720	$(33,173)	$10,381	$(149,923)	$(121,995)	$(851,189)

Shareholder Letter | Q4 Fiscal Year 2025   18

Selected Segment Information

(Unaudited)

(In thousands)

	Three months ended		Twelve months ended
	March 31, 2025	March 31, 2024	March 31, 2025	March 31, 2024
Revenues:
Communication services
Aviation services	$265,203	$253,665	$1,048,225	$864,834
Government satcom services	195,756	168,048	754,552	596,826
Maritime services	113,947	124,196	477,968	430,090
Fixed services and other services	173,950	215,699	741,601	906,762

Total services	748,856	761,608	3,022,346	2,798,512
Total products	76,110	98,257	276,139	343,028

Total communication services revenues	824,966	859,865	3,298,485	3,141,540

Defense and advanced technologies
Total services	48,515	50,415	203,430	206,082
Information security and cyber defense products	96,887	90,887	325,439	302,056
Space and mission systems products	75,030	79,378	304,870	309,253
Tactical networking products	89,605	64,589	319,577	202,094
Advanced technologies and other products	12,079	4,879	67,770	122,733

Total products	273,601	239,733	1,017,656	936,136

Total defense and advanced technologies revenues	322,116	290,148	1,221,086	1,142,218
Elimination of intersegment revenues	—	—	—	—

Total revenues	$1,147,082	$1,150,013	$4,519,571	$4,283,758

Shareholder Letter | Q4 Fiscal Year 2025   19